Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Trustmark Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-124772, 333-124178, 333-110066, 333-74448, 333-39786, 333-35889 and 333-07141) on Form S-8 and (No. 333-156078) on Form S-3 of Trustmark Corporation of our report dated February 26, 2009, except for Note 19, as to which the date is November 30, 2009, with respect to the consolidated balance sheets of Trustmark Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the current report on Form 8-K of Trustmark Corporation dated November 30, 2009.

Our report refers to the Corporation’s 2008 change in accounting for fair value measurements, and in 2007, its change in accounting for uncertainty in tax positions, and in 2006, its change in accounting for defined benefit pension and postretirement benefit plans.

/s/ KPMG LLP

Jackson, Mississippi
November 30, 2009